EXHIBIT (10)(t)

CTS CORPORATION

SALARIED EMPLOYEES’ PENSION PLAN

Table of Contents

Section 1
Section 1.1
Section 1.2
Section 1.3
Section 2
Section 2.1
Section 2.2
Section 3
Section 3.1
Section 3.2
Section 4
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 5
Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 6
Section 6.1
Section 6.2
Section 6.3
Section 6.4
Section 6.5
Section 6.6
Section 6.7
Section 6.8
Section 6.9
Section 6.10
Section 6.11
Section 6.12
Section 6.13
Section 6.14
Section 6.15
Section 7
Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 8
Section 8.1
Section 8.2
Section 8.3
Section 8.4
Section 8.5
Section 9
Section 9.1
Section 9.2
Section 9.3
Section 10
Section 10.1
Section 10.2
Section 10.3
Section 11
Section 11.1
Section 11.2
Section 11.3
Section 12
Establishment of the Plan
Establishment of the Plan
Plan Fiduciaries
Applicability
Definitions
Definitions
Gender and Number.
Eligibility and Participation.
Eligibility for Participation
Permanent Inactive Disability Status
Eligibility, Vesting and Benefit Accrual
Vested Credited Service
Credited Service
Past Service
Future Service
Breaks in Service
Military Leave
Leave of Absence or Layoff
Transfers to Monthly Salary Pay Status of an Employer
Transfers from an Employer
Transfers to an Employer
Transfers from Employer to Employer
Employee on Permanent Inactive Disability Status
Company Records Conclusive
Service with Other CTS Companies
Eligibility for Benefits
Normal Retirement
Early Retirement
Disability Retirement
Termination of Employment
Retirement After Normal Retirement Age
Amount of Benefits .
Normal Pension Benefit
Early Pension Benefit
Disability Pension Benefit
Termination of Employment Benefit
Supplemental Pension Benefit
Joint and Survivor Annuity Requirements
Increase in Certain Retirement Benefits on October 1, 1981
Commencement of Benefits Within60 Days
Automatic Cash-Out of Small Benefits
Consent to Distributions
Accruals After a Specified Age
Actuarial Assumptions
Supplemental Benefit
Minimum Benefit Accrual
Direct Rollover to Another Plan
Payment of Benefits .
Commencement and Duration of Monthly Benefits
Required Distributions
Reemployment After Disability Retirement
Benefits Inalienable
Benefit Limitations.
Restrictions on Benefits Payable to Highly Compensated Employees
Top-Heavy Provisions
Designation of Beneficiary
Financing of Benefits
Trust Fund
Employer's Fund
Contributions
Reversion in Company or Employer
Mistake in Contributions
Amendment and Termination
Amendment and Termination by the Company
Vesting, Allocation and Distribution on termination
Plan Merger, Consolidation, etc.
Miscellaneous
Application for Monthly Benefits and Information by Employees
No Enlargement of Employment Rights
Employment after Retirement
Administration
General
Plan Administrator's Powers and Duties
Claims Procedure
Involuntary Early Retirement Pension

i

CTS CORPORATION

SALARIED EMPLOYEES’ PENSION PLAN

SECTION 1

Establishment of the Plan

1.1  Establishment of the Plan.  On August 13, 1957, CTS Corporation established a pension plan, and as may be amended from time to time, shall be known as the “CTS Corporation Salaried Employees’ Pension Plan” (hereinafter referred to as the “Plan”).

1.2 Plan Fiduciaries.  The fiduciary responsibilities under the Plan are assigned and allocated as follows:

A.     Administrator. The CTS Corporation Employee Benefits Committee, 905 N. West Boulevard, Elkhart, Indiana, 46514, is the Plan Administrator of the Plan and shall have full authority and responsibility for operation of the Plan.

B.     Trustee. The Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603, is the Trustee of the Plan.

C.     Investment Managers. Certain investment managers may be designated from time to time by the Plan Administrator or Trustee to invest and manage assets of the Plan.

D.     Actuary. Hewitt Associates, 100 Half Day Road, Lincolnshire, Illinois 60015, in the actuary for the Plan.

1.3  Applicability.  The Plan, shall determine the rights, duties, eligibility for benefits and amounts of benefits, if any, only as relates to an Employee: (a) whose employ with the Company and Subsidiaries is terminated, (b) who retires from employment with the Company and Subsidiaries, or (c) who dies, on or after January 1, 1998, except as to those provisions which may specify a different date. The rights, duties eligibility for benefits and amounts of benefits, if any, for each former Employee and for each retired Employee, including the Spouse of any such Employee receiving, or who may become eligible to receive, any benefit under the Plan, has been, or shall be, determined in accordance with the Plan as in effect on the date of the first to occur of the Employee’s (a) termination of employment with the Company and Subsidiaries, (b) retirement from employment with the Company and Subsidiaries, or (c) death.

SECTION 2

Definitions

2.1  Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below; whenever a term which is defined herein is used, but is not capitalized, it shall have the meaning ascribed thereto by the context:

(a)     “Adjustment Factor” shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for the years beginning after December 31, 1987, applied to such items and in such manner as the Secretary shall prescribe.

(b)     “Affiliated Employer” shall mean the Employer and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code.

(c)     “Annual Retirement Benefit” means a benefit payment annually in the form of a straight life annuity, with no ancillary benefits, beginning at Normal Retirement Age;

(d)     “Annuity Starting Date” shall mean

(A)     IN GENERAL — The term “annuity starting date” means (i) the first day of the first period for which an amount is payable as an annuity, or (ii) in the case of a benefit not payable in the form of an annuity, the first day on which all events have occur-red which entitle the Participant to such benefit.

(B)     SPECIAL RULE FOR DISABILITY BENEFITS — For purposes of subparagraph (A), the first day of the first period for which a benefit is to be received by reason of disability shall be treated as the annuity starting date only if such benefit is not an auxiliary benefit.

(e)     “Company” means CTS Corporation and its subsidiaries, divisions and affiliates;

(f)     “Compensation” means the highest average monthly Pay received by an Employee for any three calendar years during his last ten calendar Years of Service;

(g)     “Current Accrued Benefit” shall mean an Employee’s accrued benefit under the plan, determined as if the Employee had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an annual benefit within the meaning of Section 415(b)(2) of the Code. In determining the amount of a Participant’s Current Accrued Benefit, the following shall be disregarded:     (i)   any change in the terms and conditions of the plan after May 5, 1986; and (ii) any cost of living adjustment occurring after May 5, 1986.

(h)     RESERVED

(i)     RESERVED

(j)     “Determination Date” means, with respect to any Plan Year, the last day of the preceding Plan Year, or, in the case of the first Plan Year of any plan, the last day of such Plan Year;

(k)     “Disability Retirement Date” means the first day of the month coincident with or next following the date an Employee retires because of his Total and Permanent Disability;

(l)     “Earliest Retirement Age” means the earliest date on which, under the Plan, the Employee would be eligible to receive retirement benefits, i.e., the date on which an Employee has five or more years of Vested Credited Service;

(m)     “Early Retirement Date” means the first day of the month coincident with or next following the date an Employee retires before his Normal Retirement Age and is eligible to retire under the Plan;

(n)     “Effective Date” means July 1, 1957, as to the Company or means the date an Employer, other than the Company, adopts the Plan or a similar plan for which the Plan is substituted, or means the date so designated in the resolution of adoption by an Employer;

(o)     “Election Period” means the period which begins on the first day of the Plan Year in which the Employee attains age 35 and ends on the date of the Employee’s death. If an Employee separates from Service prior to the first day of the Plan Year in which age 35 is attained, with respect to benefits accrued prior to separation, the Election Period shall begin on the date of separation;

(p)     “Employee” means a person, who is either employed to work or who in fact does work 1,000 or more Hours of Service for an Employer on monthly salary pay status during his first year of employment, which is a period of twelve consecutive months beginning on the date an Employee is first credited with an Hour of Service, or, thereafter, during the Plan Year; provided, however, that the first Plan Year shall include the last day of the Employee’s first year of employment. For purposes of Section 414(n)(3) of the Code, “Employee” shall include leased employees. The term “leased employee” means any person (other than an employee of the Employer) who, pursuant to an agreement between an Employer and any other person (“leasing organization”), has performed services for an Employer on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of an Employer. Notwithstanding the foregoing, if such leased employees constitute less than twenty percent of the Employer’s nonhighly compensated work force within the meaning of Section 414(n)(1)(C)(ii) of the Code, the term “Employee” shall not include those leased employees covered by a plan maintained by the leasing organization which meets the following requirements: (a) such plan has a non-integrated employer contribution rate for each participant of at least 10% of compensation, (b) such plan provides for full and immediate vesting, and (c) each employee of the leasing organization (other than employees who perform substantially all of their services for the leasing organization) immediately participates in such plan.

However, “Employee” shall exclude any individual who is retained by an Employer to perform services for such Employer (for either a definite or indefinite duration) and who is characterized by the Employer as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law. This exclusion shall apply, without limitation, to any individual who is or who has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of an Employer for any purpose, including, without limitation, for purposes of any employee benefit plan of an Employer (including this Plan) or for purposes of federal, state or local tax withholding, employment tax or employment law.

(q)     “Employer” means the Corporate Office of the Company and each subsidiary, division or affiliate of the Company which adopts the Plan;

(r)     “Employer’s Fund” means all of the assets of every kind held by the Trustee to provide benefits under the Plan for the Employees of an Employer;

(s)     RESERVED

(t)     “Highly Compensated Employee” means, an individual determined in accordance with Code Section 414(q) (and with such rules and regulations as shall be promulgated by the Internal Revenue Service pursuant to such Code Section), and shall mean an Employee who, (a) was a 5% owner (as defined in Code Section 416(i)(1)) with respect to the Employer during the Plan Year being tested or the preceding Plan Year; or (b) for Plan Years beginning on or before December 31, 1996, received compensation from the Employer, during the Plan Year or the preceding Plan Year, in excess of (i) $75,000 (as adjusted pursuant to Code Section 415(d)); or (ii) $50,000 (as adjusted pursuant to Code Section 415(d)) and was in the top-paid group of employees for such year; or (iii) 50 percent of the amount in effect under Code Section 415(b)(1)(A) for such year and was at any time an officer; or (c) for Plan Years beginning after December 31, 1996, earned more than $80,000 of Code Section 414(q) compensation (as defined in Code Section 414(q)(4)) in the preceding Plan Year and was in the top-paid group of employees for such year. For purposes of this provision, the $80,000 amount is subject to adjustment as provided under Code Section 415(d), except that the base period shall be the calendar quarter ending September 30, 1996.

For purposes of this subsection 2.1(t), a former employee shall be treated as a Highly Compensated Employee if (i) such former employee was a Highly Compensated Employee when such former employee separated from service, or (ii) such former employee was a Highly Compensated Employee at any time after attaining age 55.

(u) “Hour of Service” means (a)     each hour for which an Employee is paid, or entitled to payment, for the performance of duties for an Employer; and (b) each hour for which an Employee is paid, or entitled to payment, by an Employer on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity or disability, layoff, jury duty, Military Leave or other leave of absence, no more than 501 Hours of Service to be counted per Plan Year for any continuous period, including (i) 10 hours for each one day period, or (ii) 45 hours for each week period, or (iii) 190 hours for each month period, and (c) each hour for which back Pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer. (d) each hour worked by an Employee for a predecessor Employer required to be credited by law, and (e) each hour required to be credited to an Employee under Subsections 4.8, 4.9, 4.10 or 4.11. No Hour of Service required to be credited to an Employee shall be counted more than once. Hours of Service shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor regulations, which are incorporated herein by reference.

(v)     “Key Employee” means any Employee or former Employee (and the beneficiaries of such Employees) who, at any time during the Plan Year or any of the four preceding Plan Years, is (i) an officer of CTS Corporation, (ii) one of the ten Employees owning (or considered as owning within the meaning of Section 318 of the Internal Revenue Code of 1954, as amended) the largest interests in CTS Corporation, (iii) a person who owns (or is considered as owning under Section 318 of the Code) more than 5 percent of the outstanding stock of CTS Corporation or stock possessing more than 5 percent of the total combined voting power of all stock of CTS Corporation, or (iv) a person having an annual compensation from an Employer of more than $150,000 who owns (or is considered as owning under Section 318 of the Code) more than 1 percent of the outstanding stock of CTS Corporation or stock possessing more than 1 percent of the total combined voting power of the stock of CTS Corporation. For purposes of Subsection 2.1(n)(i), an officer is any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was an officer of CTS Corporation and such Employee’s annual compensation exceeded 50 percent of the dollar limitation under Section 415(b)(1)(A) for such year. For the purposes of this section, Compensation shall include elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity (Code sections 125, 402(a)(8) and 402(h)(1)(B);

(w)     “Limitation Year” means (for federal income tax purposes) the Plan Year;

(x)     “Long Term Disability Plan” means any long term disability benefit plan provided by an Employer for the benefits of any group of Employees;

(y)     “Non-highly Compensated Employee” shall mean an Employee of the Employer who (i) for Plan Years beginning on or before December 31, 1996, is neither a Highly Compensated Employee nor a Family Member, or (ii) for Plan Years beginning after December 31, 1996, is not a Highly Compensated Employee.

(z)     “Normal Retirement Age” means the Employee’s 65th birthday, or if later, the date the Employee has completed 5 Years of Service, at which time such Employee shall have a fully vested and nonforfeitable interest in his accrued benefit.

(aa)     “Normal Retirement Date” means the first day of the month coincident with or next following the date an Employee retires after attaining Normal Retirement Age;

(bb)     “Pay” means the total of all amounts of cash paid to an Employee by the Employer for personal services, including pre-tax and after-tax payroll deductions, commissions, bonuses and short term disability benefits, but excluding compensation paid in a form other than cash and all special or unusual compensation including but not limited to compensation for the reimbursement of expenses and Long Term Disability Plan benefits.

For Plan Years beginning on or after January 1, 1989, and before January 1, 1994, the annual compensation of each Participant taken into account for determining all benefits provided under the Plan shall not exceed $200,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under section 415(d) of the Code, except that the dollar increase in effect on January 1 of each calendar year is effective for Plan Years beginning in such calendar year and the first adjustment to the $200,000 limitation is effective on January 1, 1990.

For any Plan Year beginning after December 31, 1993, a Participant’s Pay in excess of $150,000 shall be excluded for purposes of the Plan. The $200,000 limitation and $150,000 limitation shall be adjusted at the same time and in the same manner as is provided in Section 401(a)(17) of the Code. In determining the Pay of a Participant for purposes of this limitation in Limitation Years beginning on or before December 31, 1996, the rules of Section 414(q)(6) of the Code (as in effect prior to its repeal by Section 1431(b) of the Small Business Job Protection Act of 1996, Pub. L. 104-188)” shall apply, except in applying such rules, the term “family” shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules, the adjusted $200,000 or $150,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual’s Pay as determined under this section 2.1

(bb)     prior to the application of the limitation; For Plan Years beginning on or after July 1, 2002, notwithstanding anything herein to the contrary, the Pay for each Employee taken into account under the Plan shall not exceed the Code Section 401(a)(17) annual compensation limit. The Code Section 401(a)(17) annual compensation limit is $200,000 (for the Plan Year beginning July 1, 2002, adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Pay is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the Code Section 401(a)(17) annual compensation limit will be multiplied by a fraction, the numerator of which is the number of completed months in the determination period, and the denominator of which is 12: provided, however, that no such proration shall be required for an Employee who is covered under the Plan for less than the full Plan Year. In determining benefit accruals in plan years beginning on or after July 1, 2002, the annual compensation limit, for determination periods beginning before July 1, 2002, shall be $200,000.

(cc)     “Permanent Inactive Disability Status” means the status into which an Employee of an Employer is placed after he is removed from the Employer’s payroll and has been totally separated from employment with his Employer due to disability and is receiving Long Term Disability benefits;

(dd)     “Permissive Aggregation Group” means the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a part of the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code;

(ee)     “Plan Year” means the twelve month period commencing July 1 of a year and ending June 30 of the following year;

(ff)     “Qualified Election” shall mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity. The waiver may be made at any time during the applicable election period and may be revoked at any time during the applicable election period. Such a waiver will not be valid unless (i) the Employee’s Spouse consents in writing to such election; (ii) such election designates a form of benefits which may not be changed without Spousal consent (or the consent of the Spouse expressly permits designations by the Employee without any requirement of further consent by the Spouse), and (iii) the Spouse’s consent acknowledges the effect of such election and is witnessed by a plan representative or notary public. Not-with-standing this consent requirement, if the Employee establishes to the satisfaction of a plan representative that such written con-sent may not be obtained because there is no Spouse or the Spouse cannot be located, or because of any other circumstances as the Secretary may by regulations prescribe, a waiver will be deemed a Qualified Election. Any consent by a Spouse (or establishment that the consent of a Spouse may not be obtained) under this provision will be effective only with respect to such Spouse.

For purposes of this Section 2.1(ff), the “applicable election period” means the ninety (90) day period ending on the annuity starting date (as defined by Code Section 417(f)); however, the Notice described in Section 6.6D(1) may be provided after the annuity starting date. In the event the Notice described in Section 6.6D(1) is provided after the annuity starting date, the applicable election period described above shall not end before the thirtieth (30th) day after the date on which such Notice is provided. A Participant may elect to waive the 30-day minimum waiting period provided that the distribution commences more than 7 days following the date on which the Notice is provided.

(gg)     “Qualified Joint and Survivor Annuity” means a benefit commencing at a time provided in Section 7 with monthly payments for the life of the Participant, and, if the Participant dies after the date for commencement of his benefit payments, with monthly payments for the life of the Spouse of the Participant after the Participant’s death which are each fifty percent of the amount of the payments which are payable during the joint lives of the Participant and the Spouse and which is the amount of benefit which can be purchased with the Participant’s vested accrued benefit;

(hh)     “Required Aggregation Group” means a group consisting each of qualified plans of the Company in which a Key Employee is a Participant, and each other qualified plan of the Company which enables this Plan to meet the requirements of Sections 401(a)(4) or 410 of the Code;

(ii)     “Service” means the period of an Employee’s employment by the Company;

(jj)     “Service Date” means the date on which an Employee’s Service commenced;

(kk)     “Spouse” means a person to whom an Employee has been continuously married for one year or more (i) on the first date a monthly benefit is payable to the Employee under Subsections 6.1, 6.2, 6.3, or 6.4, or, if later, on the first day of the month following or coincident with the date the Employee attains age 55 years, or (ii) on the date an Employee, described in Subsection 6.6D(1) and (2), dies; provided, however, that a former Spouse will be treated as a Spouse where required by, and to the extent provided by, a qualified domestic relations order as described in I.R.C. ‘414(p);

(ll)     “Social Security Retirement Age” shall mean the age used as the retirement age for the Employee under Section 216(1) of the Social Security Act, except that such section shall be applied without regard retirement age under Section 216(1)(2) of such Act were 62.

(mm)     “Total and Permanent Disability” means a disability that would entitle the Employee to permanent long-term disability benefits under the Employer’s long-term disability plan.

(nn)     “Trust Fund” means all assets of any kind held by the Trustee to provide benefits under the Plan;

(oo)     “Beneficiary” means, where applicable, an individual or entity designated by the Participant on a designation of beneficiary form filed with the Employer and, in all other cases, means the Participant’s spouse.

(pp)     “Participant” means an Employee or former Employee who is eligible to participate in the Plan

2.2  Gender and Number.  Whenever the context permits, words in the masculine gender shall include the feminine gender, and the definition of any term or phrase shall apply to the singular and the plural.

SECTION 3

Eligibility and Participation

3.1  Eligibility for Participation.   Each Employee of an Employer shall be eligible to participate in the Plan commencing immediately upon performing an Hour of Service for an Employer.

3.2  Permanent Inactive Disability Status.  An Employee, who is on Permanent Inactive Disability Status, is not eligible to participate in the Plan or eligible for a benefit under Subsection 5.1, 5.2, 5.3, or 5.4 of this Plan, provided, however, if (a) after he has attained 65 years of age or more, or any age with regard to Subsection 5.4 of this Plan, he is removed from Permanent Inactive Disability Status and ceases to receive benefits under a Long Term Disability Plan, (b) he is not reinstated to employment with an Employer under Subsection 7.2 of this Plan, and (c) he would, except for the foregoing, be eligible for a benefit under Subsection 5.1, 5.2, 5.3 or 5.4 of this Plan, such Employee shall become eligible for a benefit under Subsection 5.1, 5.2, 5.3 or 5.4 of this Plan on the date he ceases to receive benefits under a Long Term Disability Plan.

SECTION 4

Eligibility, Vesting and Benefit Accrual

4.1  Vested Credited Service.  An Employee’s Years of Vested Credited Service shall be used to determine an Employee’s vesting and shall be equal to: (a)an Employee’s Credited Service, if any, at July 1, 1976, the date the Plan became subject to the requirements of the Employee Retirement Income Security Act of 1974, plus (b) Vested Credited Service required to be credited to an Employee who transfers to salaried pay status of an Employer, under Subsection 4.8, plus (c) each Plan Year during which an Employee works 1,000 or more Hours of Service with an Employer as an Employee, plus (d) any Vested Credited Service credited under Subsections 4.6, 4.7, 4.9, 4.10, 4.11 or 4.12; plus (e) any Vested Credited Service, not otherwise credited to an Employee hereunder, reinstated or required to be reinstated under Subsection 4.5, less (f) any Vested Credited Service forfeited under Subsection 4.5. No Vested Credited Service required to be credited to an Employee shall be counted more than once.

4.2  Credited Service.  An Employee’s Years of Credited Service will be used to calculate an Employee’s benefit accruals and monthly benefits and will be the sum of an Employee’s credited past Service and credited future Service.

4.3  Past Service.  An Employee will be credited with past Service at the rate of one year for each year of Service, not otherwise credited as Credited Service under the Plan on the Effective Date of his Employer, including a period of military leave, leave of absence or layoff as defined and limited in Subsections 4.6 and 4.7. For any months and days in excess of a whole number of years, such Service will be credited as a decimal portion of a year in the proportion that the number of such excess months and days bear to 12 months and to 365 days, respectively. 4.4. Future Service. Commencing on the Effective Date of his Employer, an Employee will be credited for future Service in each Plan Year prior to his retirement at the rate of:

Hours of Service	Credited Service
1,561 or more	1.0 year
1,041 to 1,560	0.78 year
700 to 1,040	0.52 year
Less than 700	No Credit

4.5.   Breaks in Service.  An Employee who is credited with less than 501 Hours of Service during a Plan Year shall incur a one year Break-in-Service. If an Employee’s employment with an Employer terminates and such Employee is subsequently reemployed by an Employer, the following shall apply:

(a)     If a Break-in-Service is not incurred as a result of the Employee’s period of severance, then the Employee will become a Participant again on his date of reemployment, and the Vested Credited Service and Credited Service of the Employee at the time of termination shall be reinstated.

(b)     If the Employee was eligible for a monthly retirement or deferred benefit at the time of termination, then the Employee will become a Participant again on his date of reemployment, and the Vested Credited Service and Credited Service of the Employee at the time of termination shall be reinstated.

(c)     If the Employee was not entitled to a monthly retirement or deferred benefit at the time of termination, then (i) if the Employee has incurred a one-year Break-in-Service, such an Employee will participate immediately upon reinstatement but his pre-break Vested Credited Service and Credited Service before such Break will not be taken into account until the Employee has completed a Year of Service after such Break-in-Service; (ii) the Employee’s pre-break Vested Credited Service and Credited Service shall not be taken into account if the number of consecutive one-year Breaks-in-Service equals or exceeds the greater of five or the aggregate number of years of Vested Credited Service before such Breaks-in-Service; provided, however, that such aggregate number of years of Vested Credited Service shall not include any such Service disregarded under the preceding sentence by reason of prior Breaks-in- Service. Such an

Employee will be considered a new Participant for all purposes of the Plan, and his prior Vested Credited Service and Credited Service shall be disregarded. If such an Employee’s pre-break Vested Credited Service and Credited Service cannot be disregarded pursuant to this Subsection 4.5(c)(ii), such an Employee shall participate immediately upon reemployment.

(d)     Solely for purposes of determining whether a Break-in-Service, for participation and vesting purposes, has occurred in a computation period, an individual, who (1) is absent from work for maternity or paternity reasons or (2) is absent from work, up to 12 weeks, on or after August 5, 1993 and such absence qualifies for leave under the Family and Medical Leave Act of 1993, shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, ten Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break-in-Service in that period, or (2) in all other cases, in the following computation period. This section is intended to comply with the Family and Medical Leave Act of 1993. In the event of any conflict, the Family and Medical Leave Act shall prevail.

4.6  Military Leave.  >An Employee of the Company who enters the United States Armed Forces on or after the Effective Date and who, by law, has the right of reemployment on the termination of his military service or relief from active duty in such Armed Forces will be on “Military Leave” for purposes of the Plan until the end of the period specified by law within which he is entitled to reemployment with the Company. Otherwise, the voluntary enlistment or reenlistment of an Employee in the United States Armed Forces after the Effective Date may be considered a termination of employment by resignation. The term “United States

Armed Forces” means the United States Army, United States Navy, United States Marine Corps, United States Air Force, United States Coast Guard, United States Public Service, or any other government services designated by the Company. Notwithstanding any provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service (within the meaning of Code Section 414(u)(5)) will be provided in accordance with Section 414(u) of the Code, effective for reemployment on or after December 12, 1994.

4.7  Leave of Absence or Layoff.   Neither temporary absences from work granted by the Company to an Employee in writing as a leave of absence and not treated by the Company as a termination of employment nor a layoff will interrupt continuity of employment or result in a loss of Vested Credited Service or Credited Service; however, if such an Employee does not return to the employ of the Employer within the period granted for such leave of absence, it shall be conclusively presumed that his employment terminated as of the date of expiration of such leave of absence. In the event that such an Employee incurs a Break-in-Service, the provisions of Section 4.5 shall apply.

4.8  Transfers to Monthly Salary Pay Status of an Employer.  An Employee of the Company who is transferred to monthly salary pay status with an Employer from another pay status with the Company and thereby becomes an Employee under this Plan, shall be credited with Vested Credited Service, but no Credited Service, under this Plan at the rate of one year of Vested Credited Service for each Plan Year during which the Employee has been credited with 1,000 or more Hours of Service with the Company subject to the provisions of Subsection 4.5 of the Plan and further subject to the period of severance rules of the Plan as effective during periods of the Employee’s prior Service. An Employee under this Subsection who was not a participant in a qualified defined benefit or defined contribution retirement plan maintained by the previous Employer shall receive one year of Credited Service, measured from the date of transfer, for each Plan Year during which the Employee has been employed by an Employer. No Vested Credited Service or Credited Service is required to be credited to an Employee under this Subsection for any period of employment prior to the Effective Date of this Plan.

4.9  Transfers from an Employer.  An Employee of an Employer who is transferred from monthly salary pay status with an Employer to another pay status with the Company, or who is transferred to a subsidiary, division or affiliate of the Company which is not an Employer hereunder, and thereby becomes ineligible to continue participation in this Plan, shall retain all Vested Credited Service and Credited Service under this Plan, and will continue to receive Vested Credited Service, subject to the provisions of Subsection 4.5, for all subsequent Service with the Company. An Employee under this Subsection who becomes eligible to receive a benefit under Section 5 or who receives a benefit under Section 6 shall remain subject to the provisions of Section 5 and Section 6 in effect as of the last date of transfer from an Employer . 4.10 Transfers to an Employer. An Employee who is transferred from monthly salaried pay status with a subsidiary, division or affiliate of the Company which is not an Employer to an Employer hereunder and becomes an Employee under this Plan, shall be credited with Vested Credited Service, but no Credited Service, under this Plan at the rate of one year of Vested Credited Service for each Plan Year during which the Employee has been credited with 1,000 or more Hours of Service with the Company, subject to the provisions of Subsection 4.6 of the Plan and further subject to the period of severance rules of the Plan as effective during the periods of the Employee’s prior Service. An Employee under this Subsection who was not a participant in a qualified defined benefit or defined contribution retirement plan maintained by the previous Employer or Subsidiary shall receive one year of Credited Service, measured from the date of transfer, for each Plan Year during which the Employee has been employed by an Employer or Subsidiary. No Vested Credited Service or Credited Service is required to be credited to an Employee under this Subsection for any period of employment prior to the Effective Date of this Plan.

4.11  Transfers from Employer to Employer.  An Employee who is transferred from an Employer to another Employer, and who remains eligible to participate in the Plan, shall receive Vested Credited Service in the Plan as maintained by the Employer to which such Employee is transferred equal to the Vested Credited Service under this Plan, and will continue to receive Vested Credited Service in the Plan as maintained by both Employers for all subsequent Service with the Company, subject only to the provisions of Subsection 4.5. An Employee under this Subsection will retain Credited Service in this Plan, subject to the provisions of Section 5 and Section 6 in effect at the time of the transfer, and such Employee will commence accruing Credited Service in the Plan maintained by the Employer to which the Employee is transferred immediately after the transfer.

4.12  Employee on Permanent Inactive Disability Status.  An Employee on Permanent Inactive Disability Status and who is reinstated to employment with an Employer no later than the calendar quarter next following the calendar quarter during which he was last removed from Permanent Inactive Disability Status shall be credited with his Vested Credited Service and Credited Service as of the date he was last placed on Permanent Inactive Disability Status. In addition, such an Employee may receive Credited Service in accordance with the provisions of Subsection 6.3.

4.13  Company Records Conclusive.  The records of the Company as to the facts concerning an Employee’s Vested Credited Service, Credited Service, Service and compensated hours will be conclusive unless shown beyond a reasonable doubt to be incorrect.

4.14  Service with Other CTS Companies.  For purposes of computing Vested Credited Service, Hours of Service and Service under this Plan, an Employee shall be credited with Service for all members of a controlled group of corporations or commonly controlled trades or businesses, as defined in ‘414(b) and (c) of the Code as modified by ‘415(h) of the Code, of which the adopting Employer is a part.

SECTION 5

Eligibility for Benefits

5.1  Normal Retirement.  An Employee who (a) has attained age 65, (b) has five or more years of Vested Credited Service, and (c) retires from employment with the Company, will be entitled to nonforfeitable monthly normal retirement benefits.

5.2  Early Retirement.  An Employee who (a) has attained age 55 years but not Normal Retirement Age, (b) has five or more years of Vested Credited Service, and (c) retires from employment with the Company before his Normal Retirement Age, will be entitled to monthly early pension benefits.

5.3  Disability Retirement.  An Employee who (a) has five or more years of Vested Credited Service, (b) incurs a Total and Permanent Disability, and (c) retires from employment with the Company before his Normal Retirement Date because of such Total and Permanent Disability, will be entitled to monthly disability pension benefits.

5.4  Termination of Employment.  An Employee who (a) has five or more years of Vested Credited Service, and (b) by resignation or by dismissal terminates his employment with the Company, shall be entitled to a termination of employment benefit.

5.5  Retirement After Normal Retirement Age.  An Employee may continue employment after attaining Normal Retirement Age if able to perform efficiently the work assigned.

SECTION 6

Amount of Benefits

6.1  Normal Pension Benefit.  The monthly normal pension benefit payable from the Employer’s Fund to an Employee eligible under Subsection 5.1 and 5.5 shall be 1.0% of his Compensation multiplied by his Credited Service. The monthly normal pension benefit payable from the Employer’s Fund to the Employee who becomes eligible under Subsection 5.1 and 5.5 on or after July 1, 1999, shall be 1.25% of his Compensation multiplied by his Credited Service.

6.2  Early Pension Benefit.  The monthly pension benefit payable from the Employer’s Fund to an Employee eligible under Subsection 5.2 shall be 1.0% of his Compensation multiplied by his Credited Service, reduced by the applicable monthly percentage reduction for each full month the Employee is under Normal Retirement Age at the date his first early pension benefit is paid. The monthly percentage reduction shall be 1/4 of 1% for each month between age 60 and 65 and 5/9 of 1% for each month between age 55 and 60. The monthly pension benefit payable from the Employer’s Fund to the Employee who becomes eligible under Subsection 5.2 on or after July 1, 1999, shall be 1.25% of his Compensation multiplied by his Credited Service, reduced by the applicable monthly percentage reduction for each full month the Employee is under Normal Retirement Age at the date his first early pension benefit is paid and for this purpose, the monthly percentage reduction shall be 3 of 1% for each month between age 55 and 65.

Solely for purposes of computing the monthly early pension benefit under this Subsection, an Employee who is eligible for early retirement and retires between January 1, 1981, and June 30, 1981, shall be credited with 36 months of age in addition to his actual age, to a maximum of 65 years of age. An Employee’s Credited Service shall not be increased as a result of the foregoing sentence.

In addition, solely for purposes of computing the monthly early pension benefit under this Subsection, an Employee who is eligible for early retirement and retires between March 18, 1982, and June 30, 1982, shall be credited with 48 months of age in addition to his actual age, to a maximum of 65 years of age. An Employee’s Credited Service shall not be increased as a result of the foregoing sentence.

6.2A  Early Pension Benefit.  (1) The monthly pension benefit payable from the Employer’s Fund to an Employee eligible under Subsection 5.2 shall be 1.0% of his Compensation multiplied by his Credited Service, reduced by the applicable monthly percentage reduction for each full month the Employee is under Normal Retirement Age at the date his first early pension benefit is paid. The monthly percentage reduction shall be 1/4 of 1% for each month between age 60 and 65 and 5/9 of 1% for each month between age 55 and 60. The monthly pension benefit payable from the Employer’s Fund to an Employee who becomes eligible under Subsection 5.2 on or after July 1, 1999, shall be 1.25% of his Compensation multiplied by his Credited Service, reduced by the applicable monthly percentage reduction for each full month the Employee is under Normal Retirement Age at the date his first early pension benefit is paid, and for this purpose, the monthly percentage reduction shall be 3 of 1% for each month between age 55 and 65.

(2)     Solely for purposes of computing the monthly early pension benefit under this subsection, an Employee who is eligible for early retirement under Subsection 5.2 and elects to retire between June 20, 1986 and July 31, 1986, and actually retires on or after June 20, 1986 and before July 31, 1986, shall be credited with seven (7) years of age in addition to his actual age, to a maximum of 65 years of age. An Employee’s Credited Service shall not be increased as a result of the foregoing sentence. A survivor annuity shall be computed on the basis of the above seven (7) year age credit.

(3)     Solely for the purposes of computing the monthly early pension benefit under this subsection, an Employee who is eligible for early retirement under Subsection 5.2 and elects to retire between June 29, 1987 and July 15, 1987, and actually retires on or after June 29, 1987 and before July 31, 1987, shall be credited with seven (7) years of age in addition to his actual age, to a maximum of 65 years of age. An Employee’s Credited Service shall not be increased as a result of the foregoing sentence. A survivor annuity shall be computed on the basis of the above seven (7) year age credit. 6.2B Supplemental Early Pension Benefit. An Employee who elects to retire under Subsection 5.2 between June 20, 1986 and July 31, 1986 and actually retires on or after June 20, 1986 and before July 31, 1986 and an employee who elects to retire under Subsection 5.2 between June 29, 1987 and July 15, 1987 and actually retires on or after June 29, 1987 and before July 31, 1987, shall receive a supplement to his monthly early pension benefit which shall be determined as the regular monthly early pension benefit, calculated without a survivor’s benefit and inclusive of the age credit under Subsection 6.2A(2) or (3) above, multiplied by a percentage in accordance with the following table:

Monthly Early	Supplement to Monthly
Pension Benefit	Early Pension Benefit
Less than or equal to $499.99	10%
$500.00 to $599.99	9%
$600.00 to $699.99	8%
$700.00 to $799.99	7%
$800.00 to $899.99	6%
$900.00 to $999.99	5%
$1,000.00 or more	0

This supplement shall be paid through the last month prior to the month in which the Employee reaches age 62 years. This supplement is payable to the Employee only and not as part of any survivor annuity or benefit.

An Employee’s election to retire on or after June 20, 1986 and before July 31, 1986 and on or after June 29, 1987 and before July 15, 1987 and to receive the benefits of Subsections 6.2A(2) or (3) and 6.2(B) shall be irrevocable and to be effective, shall be made in accordance with procedures required by the Plan Administrator.

6.3  Disability Pension Benefit.  The monthly disability pension benefit payable from the Employer’s Fund to an Employee eligible under Subsection 5.3 shall be 1.0% of his Compensation multiplied by his Credited Service. An Employee shall receive Credited Service (in increments of .52, .78 or 1.0 years of Credited Service) during the period that he receives benefits under a Long Term Disability Plan until he reaches age 65; provided, however, that the number of Years of Credited Service credited to such an Employee under this Subsection shall in no event exceed his Credited Service at the time he began to receive benefits under a Long Term Disability Plan. The monthly disability pension benefit payable from the Employer’s Fund to an Employee who becomes eligible under Subsection 5.3 on or after July 1, 1999 shall be 1.25% of his Compensation multiplied by his Credited Service.

6.4  Termination of Employment Benefit.

(1)     At the election of the Employee, the termination of employment benefit payable from the Employer’s Fund to an Employee eligible under Subsection 5.4 shall be, either (a) at his Normal Retirement Age, a monthly deferred benefit equal to 1.0% of his Compensation multiplied by his Credited Service, or (b) at age 55 and until reaching Normal Retirement Age, a monthly deferred benefit calculated in accordance with Section 6.2 above.

(2)     At the election of the Employee, the termination of employment benefit payable from the Employer’s Fund to an Employee who becomes eligible under Subsection 5.4 on or after July 1, 1999, shall be, either (a) at his Normal Retirement Age, a monthly deferred benefit equal to 1.25% of his Compensation multiplied by his Credited Service, or (b) at age 55 and until reaching Normal Retirement Age, a monthly deferred benefit calculated in accordance with Section 6.2, as amended effective July 1, 1999.

6.5  Supplemental Pension Benefit.  An Employee (i) who has 30 or more years of Credited Service on July 1, 1973, and who retires or terminates with more than 31.667 years of Credited Service, or (ii) who retires or terminates on or before July 1, 1978 with more than 31.667 years of Credited Service shall be entitled to a supplemental pension benefit which will increase his monthly benefit under the applicable Subsection 6.1, 6.2, 6.3 or 6.4 of the Plan equal to  (1)  the monthly benefit he would have been entitled to under the Plan just prior to July 1, 1973, and based on his Compensation and Credited Service at retirement or termination, plus (2) the retirement benefit he would have been entitled to under the Retirement Plan of the same Employer on January 1, 1974, and based on his Credited Service at retirement or termination.

6.6  Joint and Survivor Annuity Requirements.

A.     The provisions of this Subsection shall take precedence over any conflicting provision in this Plan. The provisions of this Subsection shall apply to any Employee who is credited with at least one Hour of Service with the Company on or after August 23, 1984, and such other Employees as provided in Subsection 6.6E.

B.     Qualified Joint and Survivor Annuity. Unless an optional form of benefit is selected pursuant to a Qualified Election within the 90-day period ending on the date benefit payments would commence, an Employee’s vested accrued benefit will be paid in the form of a Qualified Joint and Survivor Annuity. An Employee who is not married will be provided a single life annuity unless the Employee elects in writing another form of benefit during the 90-day period ending on the Annuity Starting Date.

C.     Qualified Preretirement Survivor Annuity.

(1)     Unless an optional form of benefit is selected within the Election Period pursuant to a Qualified Election, if an Employee dies after the Earliest Retirement Age, the Employee’s surviving Spouse (if any) will receive the same benefit that would be payable if the Employee had retired with an immediate Qualified Joint and Survivor Annuity on the day before the Employee’s date of death.

(2)     Unless an optional form of benefit is selected within the Election Period pursuant to a Qualified Election, if an Employee dies on or before the Earliest Retirement Age, the Employee’s surviving Spouse (if any) will receive the same benefit that would be payable if the Employee had: (i) separated from Service on the date of death; (ii) survived to the Earliest Retirement Age; (iii) retired with an immediate Qualified Joint and Survivor Annuity at the Earliest Retirement Age; and (iv) died on the day after the Earliest Retirement Age.

(3)     For purposes of Subsection 6.6C(2) a surviving Spouse will begin to receive payments at the Earliest Retirement Age unless such surviving Spouse elects a later date. Provided, however, if the surviving Spouse elects a date other than the Earliest Retirement Age, benefits payable under this Section 6.6C shall be adjusted in the same manner as a Participant’s benefits would be adjusted under this Article VI to take into account the earlier or later payment date.

D.     Notice Requirements.

(1)     In the case of a Qualified Joint and Survivor Annuity as described in Section 2 of this Article, the Plan Administrator shall provide each Employee within a reasonable period prior to the commencement of benefits, a written explanation of: (i) the terms and conditions of a Qualified Joint and Survivor Annuity; (ii) the Employee’s right to make and the effect of an election to waive their Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of an Employee’s Spouse; and (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

(2)     In the case of a Qualified Preretirement Survivor Annuity as described in Subsection 6.6(C) of this Article, the Plan Administrator shall provide each Employee, within the applicable period, a written explanation of the Qualified Preretirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of Section 6.6D(1)applicable to a Qualified Joint and Survivor Annuity. For the purposes of this subsection, the term “Applicable Period” means, with respect to an Employee, whichever of the following periods ends last: (i) the period beginning on the first day of the Plan Year in which the Employee attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Employee attains age 35; (ii) a reasonable period after the individual becomes an Employee; (iii) a reasonable period ending after the requirement of the Qualified Joint and Survivor Annuity and Qualified Preretirement Survivor Annuity applies to the Employee.

(3)     Notwithstanding the other requirements of this Section 6.6D, the respective notices prescribed by this Section need not be given to an Employee if this Plan “fully subsidizes” the costs of a Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity. For purposes of this Section 6.6D(3), a Plan fully subsidizes the costs of a benefit if under the Plan the failure to waive such benefit by an Employee would not result in a decrease in any Plan benefits with respect to such Employee and would not result in increased contributions from the Employee.

E.     Transitional Rules.

(1)     Any living Employee not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous Sections of this Article, must be given the opportunity to elect to have the above Sections of this Article apply if such Employee is credited with at least one Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976, and such Employee had at least 10 years of vesting Service when he or she separated from Service.

(2)     Any living Employee not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor Plan on or after September 2, 1974, and who is not otherwise credited with any Service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his or her benefits paid in accordance with Subsection 6.6E(4) of this Article.

(3)     The respective opportunities to elect (as described in Subsections 6.6E(1) and (2) above) must be afforded to the appropriate Employees during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Employees.

(4)     Any Employee who has elected pursuant to Subsection 6.6E(2) of this Article and any Employee who does not elect under Section 6.6E(1) shall have his or her benefits distributed in accordance with all of the following requirements if benefits would have all of the following requirements if benefits would have been payable in the form of a life annuity: (a) Automatic Joint and Survivor Annuity — if benefits in the form of a life annuity become payable to a married Employee who: (i) begins to receive payments under the Plan on or after Normal Retirement Age; or (ii) dies on or after Normal Retirement Age while still working for the Employer; or (iii) begins to receive payments on or after the Qualified Early Retirement Age; or (iv) separates from Service on or after attaining Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits; then such benefits will be received under this Plan in the form of a Qualified Joint and Survivor Annuity, unless the Employee has elected otherwise during the Election Period. The Election Period must begin at least six months before the Participant attains Qualified Early Retirement Age and end not more than 90 days before the commencement of benefits. Any election hereunder will be in writing and may be changed by the Employee at any time. (b) Election of early survivor annuity — an Employee who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the Election Period to have a survivor annuity payable on death. If the Employee elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Employee had retired on the day before his death. Any election under this provision will be in writing and may be changed by the Employee at any time. The Election Period begins on the later of: (1) the 90th day before the Employee attains the qualified Early Retirement Age, or (2) the date on which participation begins, and ends on the date the Employee terminates employment.

(c)     For purposes of this Subsection 6.6E(4): Qualified Early Retirement Age is the latest of:

(i)     the earliest date, under the Plan, on which the Employee may elect to receive retirement benefits, (ii) the first day of the 120th month beginning before the Employee reaches Normal Retirement Age, or (iii) the date on which the Employee begins participation.

F.     Reduced Monthly Benefit.

The reduced monthly benefit payable from the Employer’s Fund to an Employee, who has not elected against a Qualified Joint and Survivor Annuity, shall be the applicable monthly benefit that would have been payable under the applicable Subsection

6.1, 6.2, 6.3 or 6.4, reduced by 10%, further reduced by 1/2 of 1% for each full year that the Spouse’s age is less than the Employee’s age, or increased by 1/2 of 1% for each full year, up to 20 years, that the Spouse’s age exceeds the Employee’s age. For the purposes of this Subsection, the age of the Employee and his Spouse shall be the age of each of their respective birthdays nearest the date the reduced monthly benefit first becomes payable. Such reduced monthly benefit shall be applicable for all monthly benefits payable to the Employee on or after the date the first monthly benefit is payable to the Employee under Subsection 6.1, 6.2, 6.3 or 6.4, or, if later, on the first day of the month following or coincident with the date the Employee attains age 55 years.

G.     Monthly Survivor’s Benefit.

The monthly survivor’s benefit payable from the Employee’s Fund to the surviving Spouse shall be 50% of the reduced monthly benefit of the Employee determined under Subsection 6.6F and such monthly survivor’s benefit shall commence on the first day of the month following the death of the Employee, who is eligible under 6.6A above, who has not elected against a monthly survivor’s benefit, and who received or was eligible to receive a reduced monthly benefit until his death, and the monthly survivor’s benefit shall continue on the first day of each calendar month thereafter, for life, with the final payment on the first day of the month in which the surviving Spouse dies.

H.     Survivor’s Election of Lump Sum Distribution.

In lieu of receiving a monthly survivor’s benefit under Subsection 6.6G, the surviving Spouse of an Employee may irrevocably elect to receive a lump sum payment the present value of which shall be determined in accordance with the provisions of Subsection 6.9. Such an irrevocable election must be made, on a form provided by the Plan Administrator, within thirty days after the date of death of the Employee. If an election is made by a surviving Spouse to receive a lump sum payment under this Subsection, then such payment will be made by the Plan Administrator within sixty (60) days of receiving such election, provided that the Employee was eligible at the time of death to retire under Subsection 5.1, 5.2, 5.3 or 5.5 or was receiving a monthly benefit under Subsection 6.1, 6.2, 6.3 or 6.4 and had not elected against a Qualified Joint and Survivor Annuity; but if the Employee was eligible to receive a deferred benefit under Subsection 5.4, then such lump sum payment will be made by the Plan Administrator within sixty (60) days of the date when the Employee would have attained age 55. If a surviving Spouse, who is entitled to receive a monthly benefit under Subsection 6.6, has not elected to receive a lump sum distribution within thirty days following the date of death of the Employee, then a monthly survivor’s benefit shall automatically be paid. 6.7 Increase in Certain Retirement Benefits on October 1, 1981.

Effective October 1, 1981, an Employee who has separated from employment with an Employer and who has retired under Subsection 5.1, 5.2 or 5.3 shall receive or be eligible to receive an additional monthly retirement benefit in accordance with the following schedule:

Percent Increase Over Monthly Retirement Benefits

Date of Retirement	Previously Payable
June 30, 1973 and Earlier	1%
$500.00 to $599.99	12%
$600.00 to $699.99	10%
$700.00 to $799.99	8%
$800.00 to $899.99	6%
$900.00 to $999.99	4%
$1,000.00 or more	2%
$1,000.00 or more	0%

Any survivor’s benefit payable under Subsection 6.6 shall also be increased based upon the Employee’s date of retirement. Notwithstanding the above schedule, the minimum monthly additional retirement benefit payable to an Employee shall be $5.00. An Employee, or Spouse of an Employee, who separated from employment with an Employer under Subsection 5.4 and who is eligible to receive or is receiving monthly termination of employment benefits under Subsection 6.4, shall not be eligible for an additional benefit under this Subsection.

6.8  Commencement of Benefits Within 60 Days.  Benefits payable under this Section shall be payable no later than sixty (60) days after an Employee’s retirement or termination under Section 5, unless otherwise elected by an Employee.

6.9  Automatic Cash-Out of Small Benefits.  Notwithstanding any provision of the Plan to the contrary, if the single sum actuarial equivalent value of any benefit that is not yet in pay status does not exceed $5,000 (or such other amount as may be established by the Secretary of the Treasury), and for distributions occurring before October 17, 2000, at the time of any prior distribution did not exceed $5,000, the Trustee shall pay such benefit with respect to the terminated Participant as soon as practicable (whether or not the Participant has reached a retirement date) in a single sum cash payment which shall be the actuarial equivalent of the retirement income otherwise payable. For purposes of this Section 6.9, if the present value of a Participant’s vested accrued benefit is zero (0), the Participant shall be deemed to have received a distribution of such vested accrued benefit under this Section 6.9, as of his termination of employment and the non-vested remainder of his accrued benefit (one hundred percent) shall be treated as a forfeiture. If such individual is reemployed prior to incurring five (5) consecutive one year Breaks in Service, his prior accrued benefit shall be restored.

6.10  Consent to Distributions. Pursuant to the Code, no distribution of the present value of the non-forfeitable portion of an accrued benefit may be made if such present value exceeds $5,000, unless the consent of the Employee (and in the case of an annuity the Employee and the Spouse or surviving Spouse) is obtained. Nothing in this provision shall be construed to entitle an Employee or Spouse to any optional form of benefit not otherwise provided under the Plan .

6.11   Accruals After a Specified Age.  Notwithstanding any other provision of this plan, no benefit accrual on behalf of any Employee will be discontinued, nor will the rate of benefit accrual be reduced, because of said Employee’s attainment of any age.

6.12  Actuarial Assumptions.  Actuarial Assumptions shall mean

(a)     The present value of an Employee’s vested accrued benefit is based on the 1971 Group Annuity Table, using an interest rate of 6.5% per annum. (b) To determine the actuarial equivalent of a single sum distribution (as such term is used in Section 6.9), the Applicable Interest Rate and the Applicable Mortality Table shall be used.

For this purpose, the Applicable Interest Rate means the average annual yield on 30-year Treasury securities as specified in the Internal Revenue Bulletin for the second calendar month immediately preceding the first day of the Plan Year (the stability period) containing the Annuity Starting Date as defined by Code Section 417. The Applicable Mortality Table means the table prescribed by the Secretary of the Treasury based on the prevailing Commissioners’ standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)).

Notwithstanding the foregoing, in no event will a Participant’s single sum distribution value be less than that required under Treasury Regulation Section 1.417(e)-1(d)(10).

6.13     Supplemental Benefit. For each Plan Year beginning July 1, 1996, the Annual Retirement Benefit of each Participant listed in Appendix A to the Plan will be increased by the dollar amount shown in Appendix A subject, however, to reduction for early retirement in accordance with subsection 6.2 of the Plan.

6.14  Minimum Benefit Accrual.  For each Plan Year beginning July 1, 1996, the Annual Retirement Benefit of each Employee of the Employer who is neither a Highly Compensated Employee nor a Transferred Participant listed in Exhibit B-E1 of Appendix B will be the greater of: (1) $400.00 or (2) such Employee’s Annual Retirement Benefit under the Plan.

6.15  Direct Rollover to Another Plan.  An Employee who is receiving a distribution under the Plan that constitutes an Eligible Rollover Distribution may elect to have such payment rolled over directly to the trustee or custodian of an Eligible Retirement Plan pursuant to this Section 6.15. Before making a Direct Rollover, the Administrator may require a written statement from the designated transferee plan that it is an Eligible Retirement Plan, as described in Code Section 401(a)(31)(D) and regulations thereunder, that will accept

Direct Rollovers. At least 30 days (but no more than 90 days) before an Employee is to receive an Eligible Rollover Distribution, the Administrator shall notify the Employee of the tax consequences of making or not making a Direct Rollover. If the Employee has received the notice described above and makes an election to make, or not to make, a Direct Rollover within 30 days of the date he receives such notice, the Administrator may implement such election within 30 days after the Employee has received the notice, provided the Administrator notifies the Employee of his right to an election period of at least 30 days following his receipt of the notice.

“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Employee. “Eligible Rollover Distribution” means a distribution to an Employee under the Plan other than (a) any distribution that is one of a series of substantially equal payments (not less frequently than annually) made for the life (or life expectancy) of the Employee, or for a specified period of ten years or more; (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or (c) the portion of any distribution that is not includable in gross income. “Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Employee’s eligible rollover distribution. Effective for Plan Years beginning after December 31, 2001, an Eligible Retirement Plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan

SECTION 7

Payment of Benefits

7.1 Commencement and Duration of Monthly Benefits.

A.     Normal and Early Pension Benefits. Except as otherwise provided, the monthly pension benefit payable at or after normal or early retirement shall commence on the Employee’s Normal Retirement Date or Early Retirement Date, whichever is applicable, and shall continue thereafter, on the first day of each calendar month, for life, with the final payment on the first day of the month in which the retired Employee dies. An Employee with an Early Retirement Date may elect to have his monthly early pension benefit commence on the first day of any month between his Early Retirement and Normal Retirement Age. The monthly percentage reduction of Subsection 6.2 shall be adjusted to the date the pension benefit is first paid. An Employee may not defer payment under this Subsection beyond Normal Retirement Age.

B.     Disability Pension Benefits. Except as otherwise provided, the monthly disability pension benefit payable to an Employee shall commence on the Employee’s Disability Retirement Date and shall continue on the first day of each calendar month thereafter, until the last day of the month after the retired Employee recovers or dies. At the discretion of the Employer, the Total and Permanent Disability of an Employee may be reverified at any time prior to his Normal Retirement Age by physical examination by a physician or physicians selected by his Employer, except that no Employee receiving monthly disability pension benefits shall be required to submit to a medical examination more often than twice in one year. In the event that such Employee refuses to submit to a physical examination, payments of disability pension benefits will be discontinued until he submits to such examination. Monthly disability pension benefits will cease in the event the Employee is determined by physical examination prior to his Normal Retirement Age to no longer suffer a total and Permanent Disability or if the Employee engages in regular gainful employment prior to his Normal Retirement Age.

C.     Monthly Deferred Termination of Employment Benefits. The monthly deferred termination of employment benefit payable under Subsection 6.4(a) shall commence (1) if the former Employee is living, on the first day of the month coincident with or next following after he attains Normal Retirement Age, provided that he shall have filed a written application for such monthly benefit with his Employer not earlier than six months before such monthly benefit could become payable nor later than his 70th birthday, or (2) if the former Employee is living, on the first day of any month coincident with or next following the date he attains age 55 years and before he shall attain Normal Retirement Age, provided that he shall has filed a written application for such monthly benefits with his Employer not earlier than six months before such benefits could become payable nor later than Normal Retirement Age, in which event the monthly deferred termination of employment benefit shall be reduced by 5/9 of 1% for each full month the former Employee is under less than Normal Retirement Age on the date the monthly termination of employment benefit commences.

7.2  Required Distributions.

A.     Limits on Settlement Options. Distributions, if not made in a lump-sum, may only be made over one of the following periods (or a combination thereof): (1) the life of the Employee, (2) the life of the Employee and a designated beneficiary, (3) a period certain not extending beyond the life expectancy of the Employee, or (4) a period certain not extending beyond the joint and last survivor expectancy of the Employee and a designated beneficiary. Unless the Employee otherwise elects with his or her Spouse’s consent, a married Employee’s accrued benefit will be paid in the form of a Qualified Joint and Survivor Annuity if benefits become payable in the form of a life annuity. The Spouse’s consent must comply with the requirements relating to joint and survivor annuity requirements.

B.     Minimum Amounts to be Distributed. If the Employee’s entire interest is to be distributed in other than a lump-sum, then the amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing the Employee’s entire interest by the life expectancy of the Employee or joint and last survivor expectancy of the Employee and designated beneficiary. Life expectancy and joint and last survivor expectancy are computed by the use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. For purposes of this computation, an Employee’s life expectancy may be recalculated no more frequently than annually, however, the life expectancy of a non-Spouse beneficiary may not be recalculated. If the Employee’s Spouse is not the designated beneficiary, the method of distribution selected must assure that at least 50 percent of the present value of the amount available for distribution is paid within the life expectancy of the Employee.

C.     Commencement of Distributions. Notwithstanding anything else to the contrary herein, an Employee’s accrued benefit may not be distributed under a method of payment which, as of the “required beginning date” (as defined in section 401(a)(9) of the Code and applicable guidance promulgated by the Internal Revenue Service), does not satisfy the minimum distribution requirements under section 401(a)(9) of the Code and the applicable Treasury regulations. The Employee’s accrued benefit will be distributed, beginning not later than the required beginning date, over the life of the Employee or over the lives of the Employee and his Beneficiary (or over a period not extending beyond the Employee’s life expectancy or the life expectancy of the Employee and his Beneficiary).

Employees attaining age 70 ½ in 1996 and prior years shall have a required beginning date of the April 1 following the calendar year in which they attain age 70 ½. Employees attaining age 70 ½ in 1997 and later years shall have the following required beginning date:

(a)     an Employee who is a 5% owner (as defined in Section 416(i) of the Code), shall commence to receive payment of his benefit no later than the April 1 of the calendar year following the calendar year in which such Employee attains 70 ½; and (b) an Employee who attained age 70 ½ after December 31, 1996 and who is not a 5% owner, shall commence to receive payment of his benefit no later than the April 1 of the calendar year following the later of (i) the calendar year in which the Employee attains age 70 ½, or (ii) his termination of employment with the Employer.

In the case of an Employee described in subsection 7.2C(b) who retires in a calendar year after the calendar year in which the Employee attains age 70 ½ the Employee’s accrued benefit shall be actuarially increased to take into account the period after the required beginning date in which the Employee was not receiving any benefits under the Plan.

Applicable life expectancies will be determined under the unisex life expectancy multiples under Treasury Regulation section 1.72-9. If the Employee’s Spouse is not his designated Beneficiary, a method of payment to the Employee must satisfy the minimum distribution incidental benefit requirements in the Treasury regulations issued pursuant to section 401(a)(9) of the Code.

D.     Death Distribution Provisions. Upon the death of the Employee, the following distribution provisions shall take effect: (1) If the Employee dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Employee’s death. (2) If the Employee dies before distribution of his or her interest commences, the Employee’s entire interest will be distributed no later than five years after the Employee’s death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below:

(a)     if any portion of the Employee’s interest is payable to a designated beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one year after the Employee’s death; (b) if the designated beneficiary is the Employee’s surviving Spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the date on which the Employee would have attained age 70-1/2, and, if the Spouse dies before payments begin, subsequent distributions shall be made as if the Spouse had been the Employee. (3) For purposes of (2) above, payments will be calculated by use of the return multiples specified in Section 1.72-9 of the regulations. Life expectancy of a surviving Spouse may be recalculated annually, however, in the case of any other designated beneficiary, such life expectancy will be calculated at the time payment first commences without further recalculation. (4) For purposes of (1), (2) and (3) above, any amount paid to a child of the Employee will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child reaches the age of majority.

E.     Transitional Rule. Notwithstanding the above distribution requirements, distribution on behalf of any Employee, including a five-percent owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

(1)     The distribution by the trust is one which would not have disqualified such trust under Section 401(a)(9) of the Internal Revenue Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

(2)     The distribution is in accordance with a method of distribution designated by the Employee whose interest in the trust is being distributed or, if the Employee is deceased, by a beneficiary of such Employee.

(3)     Such designation was in writing, was signed by the Employee or the beneficiary, and was made before January 1, 1984.

(4)     The Employee had accrued a benefit under the Plan as of December 31, 1983.

(5)     The method of distribution designated by the Employee or the beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Employee’s death, the beneficiaries of the Employee listed in order of priority.

Unless paid to a surviving Spouse under a Qualified Joint and Survivor Annuity, the method of distribution selected must assure that at least fifty percent of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Employee.

For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Employee, or the beneficiary, to whom such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in Subsections (1) and (5) above.

If a designation is revoked any subsequent distribution must satisfy the requirements of Section 401(a)(9) as amended. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life).

7.3  Reemployment After Disability Retirement.  An Employee who was placed on Permanent Inactive Disability Status and who is reinstated to employment with an Employer no later than the calendar quarter next following the calendar quarter during which he was last removed from Permanent Inactive Disability Status shall be credited with the same amount of Vested Credited Service and Credited Service he had accrued under the Plan as of the date he was last placed on Permanent Inactive Disability Status.

7.4  Benefits Inalienable.  Benefits under the Plan are not subject to the debts or obligations of the persons entitled to such benefits, and may not be voluntarily or involuntarily sold, transferred or assigned. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code. A domestic relations order entered before January 1, 1985, will be treated as a qualified domestic relations order of payment of benefits pursuant to the order has commenced as of such date, and may be treated as a qualified domestic relations order of payment of benefits has not commenced as of such date, even though the order does not satisfy the requirements of Section 414(p).

The Company, however, may direct the Trustee to make any payment or distribution due to any person under a legal disability or who, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, directly to such person or his legal representative, or to a relative or friend of such person for his benefit, or the Company may direct the application of the payment for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability under the Plan for such payment.

Notwithstanding the foregoing, a Participant’s benefit provided under the Plan may be reduced pursuant to a judgment, order, decree or settlement agreement as described in Code Section 401(a)(13)(C) regarding the Participant’s conviction for a crime involving the Plan or violations of any fiduciary responsibility under Part 4 of subtitle B of Title I of ERISA. The preceding sentence is effective for judgments, orders, or decrees issued, and settlements agreements entered into, on or after August 5, 1997.

7.5  Benefit Limitations.

(a)     For Limitation Years ending after December 31, 2001, solely for Employees who have at least one Hour of Service on or after the first day of the first Limitation Year ending after December 31, 2001, and for purposes of compliance with Section 415 of the Code (or any successor to said Section), the following limitations on Plan benefits are hereby imposed:

(b) Definitions.

(1)     Defined Benefit Dollar Limitation. The “Defined Benefit Dollar Limitation” is $160,000, as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under Section 415(d) will apply to Limitation Years ending with or within the calendar year for which the adjustment applies.

(2)     Maximum permissible benefit: The “maximum permissible benefit” is the lesser of the Defined Benefit Dollar Limitation or the defined benefit compensation limitation (both adjusted where required, as provided in (i) and, if applicable, in (ii) or (iii) below).

(i)     If the Employee has fewer than 10 years of participation in the Plan, the Defined Benefit Dollar Limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii) the denominator of which is 10. In the case of an Employee who has fewer than 10 years of service with the Company, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with the Company and (ii) the denominator of which is 10.

(ii)     If the benefit of an Employee begins prior to age 62, the Defined Benefit Dollar Limitation applicable to the Employee at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the Defined Benefit Dollar Limitation applicable to the Employee at age 62 (adjusted under (i) above, if required). The Defined Benefit Dollar Limitation applicable at an age prior to age 62 is determined as the lesser of (A) the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed using the interest rate and mortality table (or other tabular factor) specified in the Plan and (B) the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed using a 5 percent interest rate and the Applicable Mortality Table as defined in Section 6.12 of the Plan. Any decrease in the Defined Benefit Dollar Limitation determined in accordance with this paragraph (ii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Employee. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(iii)     If the benefit of an Employee begins after the Employee attains age 65, the Defined Benefit Dollar Limitation applicable to the Employee at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the Defined Benefit Dollar Limitation applicable to the Employee at age 65 (adjusted under (i) above, if required). The actuarial equivalent of the Defined Benefit Dollar Limitation applicable at an age after age 65 is determined as (A) the lesser of the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed using the interest rate and mortality table (or other tabular factor) specified in the Plan and (B) the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed using a 5 percent interest rate assumption and the Applicable Mortality Table as defined in Section 6.12 of the Plan. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

(3)     “Compensation” means compensation as defined in Section 415(c)(3) of the Code and Treas. Reg. sec. 1.415-2(d).

7.6  Restrictions on Benefits Payable to Highly Compensated Employees.  This Subsection sets forth limitations required by the Internal Revenue Service on the benefits payable to certain Highly Compensated Employees. In the event of a plan termination, the benefit of any Highly Compensated Employee or former Highly Compensated Employee is limited to a benefit that is nondiscriminatory under section 401(a)(4)

Benefits distributed to or on behalf of any of the 25 most Highly Compensated Employees or former Highly Compensated Employees with the greatest compensation in the current or any prior year are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the employee under a straight life annuity that is the actuarial equivalent of the sum of the Highly Compensated Employee’s accrued benefit, his other benefits under the Plan (other than a social security supplement, within the meaning of section 1.411(a)-7(c)(4)(ii) of the Income Tax Regulations), and the amount he is entitled to receive under a social security supplement, if any.

The preceding paragraph shall not apply if: (1) after taking into account payment of the benefit to a Highly Compensated Employee described in the preceding paragraph, the value of plan assets equals or exceeds 110% of the value of current liabilities, as defined in section 412(l)(7) of the Internal Revenue Code, (2) the value of the benefits to or on behalf of a Highly Compensated Employee described above is less than 1% of the value of current liabilities before distribution, or (3) the value of the benefits payable under the Plan to or on behalf of a Highly Compensated Employee described above does not exceed $5,000.

For purposes of this section, the term benefits includes, among other benefits, loans in excess of the amount set forth in section 72(p)(2)(A) of the Internal Revenue Code, any periodic income, any withdrawal values payable to such living Highly Compensated Employees or former Highly Compensated Employees, and any death benefits not provided for by insurance on the Highly Compensated Employee’s or former Highly Compensated Employee’s life.

7.7  Top-Heavy Provisions.  The following provisions shall become effective in any Plan Year after the Plan Year ending June 30, 1984 in which the Plan is determined to be a Top-Heavy Plan. Whenever used in this Section 7.7, the term compensation shall mean the Participant’s compensation as defined in Section 7.5(g).

A.     Top-Heavy Determination. The Plan will be determined to be a Top-Heavy Plan for the Plan Year if, as of the Determination Date: (1) the present value of the accumulated accrued benefits for Key Employees for the Plan Year exceeds 60 percent of the present value of the accumulated accrued benefits for all Employees under the Plan, or

(2)     the Plan is part of a Required Aggregation Group and the Required Aggregation Group is top-heavy; however, notwithstanding the results of the 60 percent test set forth in (1) above, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the Plan is part of a required or Permissive Aggregation Group which is not top-heavy. The actuarial assumptions used to calculate the present value of accrued benefits in determining top-heavy status are an interest rate of 6.5% per annum, using the 1971 Group Annuity Table, which assumptions shall be identical for all defined benefit plans being tested for Top-Heavy Plan status. For purposes of making the top-heavy determination, all distributions that were made during the five-year period ending on the Determination Date must be taken into account.

(3)     Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code) the accrued benefit of an Employee other than a Key Employee (within the meaning of Section 416(i)(1) of the Code) shall be deter-mined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliated Employers, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rule of Section 411(b)(1) of the Code.

B.     Top-Heavy Ratio. The top-heavy ratio is a fraction, the numerator of which is the sum of the account balances under the defined contribution plans of the Employer for all Key Employees and the present value of accrued benefits under the defined benefit plans of the Employer for all Key Employees, and the denominator of which is the sum of the account balances under the defined contribution plans for all Employees and the present value of accrued benefits under the defined benefit plans for all Employees. Both the numerator and the denominator of the top-heavy ratio shall be adjusted for any distribution made in the five-year period ending on the Determination Date and any contribution due but unpaid as of the Determination Date.

The value of account balances and the present value of accrued benefits will be determined as of the Determination Date. The account balances and accrued benefits of an Employee who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible Employee’s contributions shall not be taken into account for purposes of computing the top-heavy ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. For Plan Years beginning after December 31, 1984, the account balances of Employees who have not received compensation from the Company during the five-year period ending on the Determination Date shall be disregarded.

C.     Minimum benefit. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan, each Employee who is not a Key Employee shall receive an accrued benefit which expressed as an Annual Retirement Benefit, is not less than the lesser of (1) two percent, multiplied by the Employee’s years of Service with the Employer, or (2) twenty percent of the Employees’ average annual compensation from the Company during the Employee’s consecutive Years of Service (not exceeding five) during which the Employee had the greatest aggregate compensation from the Company. For purposes of this paragraph, a Year of Service shall not be taken into account if (1) the Plan was not top-heavy for any Plan Year ending during such Year of Service or (2) such Year of Service was completed in a Plan Year beginning before January 1, 1984.

The provisions of this Subsection 7.7C shall not apply to any Employee who does not have at least 1,000 Hours of Service for the year. Each Employee who is not a Key Employee who is a participant in both a defined benefit top-heavy plan and a defined contribution top-heavy plan shall receive a minimum defined contribution under the defined contribution plan of 5% of his compensation for each year that the Plan is top-heavy. This Subsection 4.8C shall not apply to any Employee to the extent that the Employee is covered under any other plan or plans of the Employer, if the minimum contribution or benefit requirement applicable to top-heavy plans is met in the other plan or plans in accordance with the preceding sentence.

D.     Minimum Vesting. Notwithstanding any other provisions of this Plan, if the Plan is a Top-Heavy Plan an Employee has a nonforfeitable right to a percentage of his accrued benefit derived from Employer contributions determined under the following table:

Years of Service	Vested Percentage	Forfeited Percentage
Less than 2	0%	100%
2 but less than 3	20%	80%
3 but less than 4	40%	60%
4 but less than 5	60%	40%
5 but less than 6	80%	20%
6 or more	100%	0%

E.     Compensation Limitation. For any Plan Year before January 1, 1994, in which the Plan is determined to be a Top-Heavy Plan, the annual compensation of each Employee taken into account in determining benefits under the Plan shall not exceed the first $200,000 as adjusted at the same time and in the same manner as provided in section 415(d) of the Code. Effective for Plan Years beginning after December 31, 1993 in which the plan year is determined to be Top Heavy, the annual compensation of each Employee taken into account in determining benefits under the Plan shall not exceed the first $150,000 as adjusted at the same time and in the same manner as provided in section 415(d) of the Code.

F.     Benefit Limitations for Top-Heavy Plan Year. The provisions of this subsection 7.7F are applicable to Limitation Years beginning on or before December 31, 1999. For Limitation Years beginning on or after January 1, 2000, the provisions of this subsection 7.7F are repealed. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan, Sections 415(e)(2) and (3) of the Code, as referred to in Subsection 7.5(4), shall be read by substituting the number “1.00” for the number “1.25" wherever it appears therein except such substitution shall not have the effect of reducing any benefit accrued prior to the first day of the Plan Year in which this provision becomes applicable. In the event that the Plan Administrator elects to apply the special transitional rules of Section 415(e)(6) of the Code, Section 415(e)(6)(B)(i) of the Internal Revenue Code of 1954, as amended, shall be applied by substituting “$41,500” for “$51,875".

G.     Distribution to Key Employees. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan, any benefits to which a Key Employee is entitled shall commence not later than the Key Employee’s taxable year in which he attains age 70-1/2, whether or not his employment has terminated in such year. If a benefit distribution under the Plan is made to a Key Employee before he attains age 59-1/2, and during a Plan Year in which the Plan is determined to be a Top-Heavy Plan, the Key Employee shall be advised by the Plan Administrator that an additional income tax may be imposed equal to ten percent of the portion of the amount so received which is included in his gross income for such taxable year, unless such distribution is made on account of death or disability.

Notwithstanding anything contained herein to the contrary, for any Plan Year in which the Plan is determined to be a Top-Heavy Plan any benefits to which a Key Employee who is a five-percent owner (as described in Section 416(i) of the Code) is entitled shall commence not later than the April 1 following the calendar year in which the Key Employee attains age 70-1/2, whether or not his employment had terminated in such year. If a benefit distribution under the Plan is made to a Key Employee who is a five-percent owner before he attains age 59-1/2, and during a Plan Year in which the Plan is determined to be a Top-Heavy Plan, the Key Employee shall be advised by the Plan Administrator that an additional income tax may be imposed equal to ten percent of the portion of the amount so received which is included in his gross income for such taxable year and which is attributable to benefits accrued while he was a five-percent owner, unless such distribution is made on account of death or Disability.

H.     Change in Top-Heavy Status. If the Plan becomes a Top-Heavy Plan and subsequently ceases to be such, each Employee who has completed at least three years of Service on the effective date of the change in status shall have his or her vesting percentage computed in accordance with the vesting schedule which produces the highest vested benefit. For other Employees, said schedule shall apply only to their accrued benefits as of the effective date of the change in status.

I.     The following language shall apply for purposes of determining whether the Plan is a top-heavy Plan under Section 416(g) of the Code for Plan Years beginning on or after July 1, 2002, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. The following replaces applicable language in this Section 7.7 of the Plan. (a) Determination of top-heavy status.

(1)     Key Employee. “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(2)     Determination of present values and amounts. This Section 7.7(a)(2) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date. (i) Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” (ii) Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the determination date shall not be taken into account.

(3)     Minimum benefits. For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining years of service with the Company, any service with the Company shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

7.8  Designation of Beneficiary.

A.     If the Participant may choose a Beneficiary other than the Participant’s Spouse, upon commencement of participation in the Plan, each Employee shall complete, sign and file a Designation of Beneficiary on a form to be provided by the Employer, a true copy of which shall be filed with the Employee Benefits Committee. On said form, the Employee shall designate a Beneficiary or Beneficiaries, which may be an individual, the Employee’s estate, or a trust to whom shall be paid any sum which may be payable on account of the Employee’s death (reserving, however, to the Employee the power to change the designation of Beneficiary from time to time). In no event shall the Employer be named as a Beneficiary.

No Beneficiary designation shall be effective under the Plan unless the Employee’s Spouse consents in writing to such designation, the Spouse’s consent acknowledges the effect of such designation and the Spouse’s signature is witnessed by a plan representative or a notary public. Consequently, any Beneficiary designation previously made by an Employee shall be automatically revoked upon the marriage or remarriage of an Employee.

A Spouse’s consent shall be valid under this Plan only with respect to the specified Beneficiary or Beneficiaries designated by the Employee. If the Beneficiary or Beneficiaries are subsequently changed by the Employee, a new consent by the Spouse will be required. A Beneficiary designation may not be changed without Spousal consent unless the consent of the Spouse expressly permits designation by the Employee without any requirement of further consent. The Spouse’s consent to any Beneficiary pursuant to this Plan, once given, may not be revoked by the Spouse. Notwithstanding the foregoing, Spousal consent to an Employee’s Beneficiary designation shall not be required if:

(i)     the Spouse is designated as the sole primary Beneficiary by the Employee, or (ii) it is established to the satisfaction of the Committee that Spousal consent cannot be obtained because there is no Spouse, because the Spouse cannot be located or because of such other circumstances as may be prescribed in regulations issued by the Secretary of the Treasury.

Any consent by a Spouse or any determination that the consent is not required pursuant to paragraphs (i) or (ii) above, shall be effective only with respect to such Spouse.

SECTION 8

Financing of Benefits

8.1  Trust Fund.  The Company will execute a trust agreement with a Trustee selected by the Company to manage and operate the Trust Fund created pursuant to such trust agreement. The Trustee will receive, hold, and disburse such contributions, interest, and other income as may be available to pay the benefits provided under the Plan. Any Trustee may act on the basis of information furnished by the Company without further inquiry and without liability to any Employee. The trust agreement may authorize the inclusion of obligations and stock (common and preferred) of the Company among investments of the Trust Fund. The Company may modify any trust agreement from time to time to accomplish the purposes of the Plan, may remove any Trustee, and may select any successor Trustee.

8.2  Employer’s Fund.  Unless otherwise directed by the Company the Employer’s Fund of each Employer shall be commingled for investment but shall be accounted for separately from the Employer’s Fund of each other Employer .

8.3   Contributions.  It is contemplated that the Plan shall be permanent and that each Employer shall make such contributions to the Trustee for the purpose of providing benefits under the Plan for its Employees as shall be required under accepted actuarial principles to maintain the Plan as to each Employer as a qualified plan under Section 401(a) of the Internal Revenue Code of 1954, as amended. The certificate of any actuary selected by the Company as to the sufficiency of any amount contributed by each Employer for its Employees on the basis of separate actuarial valuations shall be conclusive on all persons, and the contributions made on such basis shall be the extent of liability of the Company and the Employers under the Plan. No Employee shall be required to make any contribution under the Plan.

8.4  Reversion in Company or Employer.   Neither the Company nor any Employer shall have any right, title or interest in the Trust Fund or any Employer’s Fund nor will any part of the Trust Fund or any Employer’s Fund at any time revert to the Company or any Employer unless all liabilities attributable to the Company and/or the appropriate Employer have been paid in full, except as provided in Section 9.

8.5  Mistake in Contributions.   Notwithstanding any provisions of the Plan, Employer contributions, or portions thereof, may revert back to an Employer if such contributions were based in whole or in part upon a mistake in fact or upon a good faith mistake in determining the deductibility of the contribution under Section 404 of the Internal Revenue Code of 1954, as amended, from time to time. Any reversion under this Section must be made within one year after the mistaken payment of the contribution, or disallowance of the deduction, whichever occurs later. The amount which may revert to an Employer is equal to the amount contributed less the amount which would have been contributed but for a mistake in fact or a mistake in determining a deduction. Earnings attributable to an excess contribution shall not revert to an Employer, but any loss attributable thereto will reduce the amount subject to this reversion.

SECTION 9

Amendment and Termination

9.1  Amendment and Termination by the Company.   The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by resolution of the Board of Directors and such amendment, modification, suspension or termination by the Company shall be effective with respect to each Employer, unless otherwise provided by the Company. No amendment to the Plan (including a change in the actuarial basis for determining optional or early retirement benefits) shall be effective to the extent that it has the effect of decreasing an Employee’s accrued benefit. Notwithstanding the preceding sentence, an Employee’s accrued benefit may be reduced to the extent permitted under Section 412(c)(8) of the Code. For purposes of this paragraph, a Plan amendment which has the effect of (1) eliminating or reducing an early retirement benefit or a retirement-type subsidy, or (2) eliminating an optional form of benefit, with respect to benefits attributable to Service before the amendment shall be treated as reducing accrued benefits. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to an Employee who satisfied (either before or after the amendment) the preamendment conditions for the subsidy. In general, a retirement-type subsidy is a subsidy that continues after retirement, but does not include a qualified disability benefit, a medical benefit, a social security supplement, a death benefit (including life insurance), or a plant shutdown benefit (that does not continue after retirement age). Furthermore, no amendment to the Plan shall have the effect of decreasing an Employee’s vested interest determined without regard to such amendment as of the later of the date such amendment is adopted, or becomes effective.

Notwithstanding anything in this Section 9.1 to the contrary, effective December 8, 1994, no amendment to the Plan shall be effective to the extent that it has the effect of increasing liabilities of the Plan with respect to Employees of the Employer by reason of (1) any increase in benefits, (2) any change in the accrual of benefits, or (3) any change in the rate at which benefits become nonforfeitable under the Plan, if such amendment is adopted while the Employer is a debtor in a case under title 11, United States Code, or similar Federal or State law and such amendment is effective prior to the effective date of such Employer’s plan of reorganisation; provided however, that this sentence shall not apply to any amendment if (1) the Plan would have a funded current liability percentage (as defined in Code Section 412(l)(8)) of 100 percent or more if such amendment were to take effect, (2) the Secretary of the Treasury determines that such amendment is reasonable and provides for only de minimis increases in the liabilities of the Plan with respect to Employees of the Employer, (3) such amendment only repeals an amendment described in Code Section 412(c)(8), or (4) such amendment is required as a condition of qualification under Subchapter D, Part I of the Code.

9.2  Vesting, Allocation and Distribution of Assets on Termination.

(a)     In the event of the termination or partial termination of the Plan with regard to any Employer, each affected Participant in the Plan shall thereupon have a full 100% vested interest in his then accrued Normal Pension Benefit, to the extent then funded. The Plan Administrator will direct the allocation and distribution of Plan assets allocable to Employees employed by that Employer and to retired or terminated Employees and other persons entitled to benefits under the Plan to the extent of their benefits attributable to employment with the Employer.

(b)     Upon termination of the Plan all assets of the Plan, to the extent that they are sufficient after the payment of and reasonable reserves for expenses of administration or liquidation of the Trust, shall be allocated for the purpose of paying benefits to Participants and their Beneficiaries in the order of precedence consistent with the provisions of ERISA Section 4044. Distribution may be made in cash or property or partly in each, provided that property is distributed at its fair market value as of the date of distribution as determined by the Trustee. Furthermore, if the Plan Administrator so determines, and with the consent of the Company, the benefits attributable to any Employee under this Subsection who is employed by an Employer may be retained in the Trust Fund until the Employee’s employment with the Employer is terminated.

9.3  Plan Merger, Consolidation, etc.   In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Employee’s benefit, if the Plan terminated after such merger, consolidation or transfer shall be equal to or greater than the benefit he would have been entitled to receive if the Plan had terminated immediately before the merger, consolidation or transfer. Notwithstanding anything herein to the contrary, this Plan shall not accept any direct or indirect transfers from any plan which provides for an optional form of benefit not provided in this Plan.

SECTION 10

Miscellaneous

10.1  Application for Monthly Benefits and Information by Employees.  Each Employee entitled to a monthly benefit shall apply for such benefit by signing an application form to be furnished by the Company. Each Employee shall also furnish his Employer with such documents, evidence, data or information in support of such application as the Company considers necessary or desirable for the purpose of administering the Plan or to protect the Company and the Employer, and the provisions of the Plan for each Employee are upon the condition that the Employee will furnish full, true and complete evidence, data or information and promptly sign any appropriate documents furnished to him for his signature.

10.2  No Enlargement of Employment Rights.  The Employer’s right to discipline or discharge Employees shall not be affected by reason of any of the provisions of the Plan.

10.3  Employment after Retirement.   Except as provided in Subsections 7.1B and 7.2, a retired Employee will be entitled to receive his monthly benefit from the Employer’s Fund regardless of self-employment or other employment.

SECTION 11

Administration

11.1  General.  The CTS Corporation Employee Benefits Committee, whose members are appointed by and serve at the discretion of the Chief Executive Officer of CTS Corporation, is the Plan Administrator and shall be responsible for the general administration of the Plan and shall exercise such powers as may be necessary to carry out the provisions thereof. The Plan Administrator may, however, delegate any or all of its administrative powers, duties and discretions to such persons or boards as may be appointed by the Plan Administrator except that any such persons or the members of such boards shall be Employees of the Company or an Employer, and no compensation will be paid to them as such. Any decisions made by the Plan Administrator or by any persons or boards appointed by the Plan Administrator, to the extent such decisions are within the powers, duties and discretions delegated, shall be binding on the Company, Employers, Employees and any other person claiming, receiving or entitled to receive benefits under the Plan.

11.2  Plan Administrator’s Powers and Duties.  The primary responsibility of the Plan Administrator is to administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination by the Plan Administrator shall be conclusive and binding upon all persons. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction shall be done in a nondiscriminatory manner based upon uniform principles consistently applied and shall be consistent with the intent that the Plan shall continue to be deemed a qualified plan under the terms of Code Section 401(a), and shall comply with the terms of ERISA and all regulations issued pursuant thereto. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties under this Plan.

The Plan Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to the following: (a) the discretion to determine all questions relating to the eligibility of an Employee to participate or remain a Participant hereunder and to receive benefits under the Plan; (b) to compute, certify, and direct the Trustee with respect to the amount and the kind of benefits to which any Participant shall be entitled hereunder; (c) to authorize and direct the Trustee with respect to all disbursements from the Trust; (d) to maintain all necessary records for the administration of the Plan; (e) to interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are consistent with the terms hereof; and (f) to take any other action necessary or appropriate to administer the

11.3  Claims Procedure.

(a)     In General. Each Participant or Beneficiary (for purposes of this Section called a “Claimant”) may submit his claim for benefits to the Plan Administrator in writing in such form as is allowed by the Administrator. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, before he has filed a claim for benefits and exhausted his rights to review according to this Section.

Subject to the Supplemental Claims Procedures for Disability Pension Benefits set forth in subsection 11.3(b), when a claim for benefits has been filed properly, such claim for benefits shall be evaluated by the Plan Administrator. The Plan Administrator shall notify the Claimant of the approval or the denial of the claim within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If the Plan Administrator needs such an extension, the Plan Administrator shall furnish a written notice of the extension to the Claimant before the termination of the initial ninety (90) day period. The written notice shall specify the special circumstances requiring an extension and the date by which a final decision shall be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed).

A Claimant shall be given a written notice in which he shall be advised as to whether the claim is granted or denied, in whole or in part. Subject to the Supplemental Procedures for Disability Pension Benefits set forth in subsection 11.3(b), if a claim is denied, in whole or in part, the Claimant shall be given written notice that shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) a description of the Plan’s review procedures, including a statement of the Claimant’s rights to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(b)     Supplemental Claims Procedures for Disability Pension Benefits. Effective for all claims filed on or after January 1, 2002, in the case of a claim for Disability Pension Benefits, the Plan Administrator shall notify the Claimant of the approval or the denial of the claim within forty-five (45) days after the receipt of such claim unless, due to circumstances beyond the control of the Plan Administrator, an extension of time for processing the claim is required. If the Plan Administrator needs such an extension, the Plan Administrator shall furnish a written notice to the Claimant that the review period will be extended by thirty (30) days before the end of the initial forty-five (45) day period. If, prior to the end of the first extension period, the Plan Administrator determines that circumstances beyond the control of the Plan prevent a decision from being rendered within that extension period, the period for making the determination may be extended for an additional thirty (30) days, provided that the Administrator notifies the Claimant prior to the end of the first extension period.

In the case of either extension under this subsection 11.3(b), the written notice shall specify the special circumstances requiring an extension and the date by which the Administrator expects to reach a final decision. The date by which a decision is expected to be rendered shall not be later than (1) seventy-five (75) days after the date on which the claim was filed in the case of the first extension, or (2) one hundred and five (105) days after the date on which the claim was filed in the case of the second extension. The notice of extension shall specifically explain (1) the standards on which entitlement to a benefit is based, (2) the unresolved issues that prevent a final decision from being rendered on the claim, (3) the additional information needed to resolve those issues, and (4) that the Claimant shall be afforded forty-five (45) days within which to provide the specified information. If the Claimant must provide additional information to allow the Plan Administrator to make a decision on the claim, the review period shall be tolled until such information is provided.

In addition to the requirements for a notice of denial of benefits specified in subsection 11.3(a), a notice of denial of Disability Pension Benefits shall contain the following: (1) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request; or (2) If the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request. (c) Review of Denial of Claims in General. Subject to the Supplemental Procedures for Review of Denial of Claims for Disability Pension Benefits set forth in subsection 11.3(d), if a claim is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that he files a written request for review with the Plan Administrator within sixty (60) days after the date on which he received written notification of the denial. A Claimant (or his duly authorized representative) may review pertinent documents and submit issues, comments or other information in writing to the Plan Administrator. A Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Within sixty (60) days after a request for review is received, the review shall be made and the Plan Administrator shall advise the Claimant in writing of the decision on review, unless special circumstances require an extension of time for processing the review. If the Plan Administrator needs such an extension, the Plan Administrator shall furnish a written notice to the Claimant before the termination of the initial sixty (60) day period. The written notice shall specify the reasons for the extension and when the review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review according to the procedures herein outlined, such Claimant shall have no rights to review and shall have no right to bring action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.

(d)     Supplemental Procedures for Review of Denial of Claims for Disability Pension Benefits. Effective for all claims filed on or after January 1, 2002, if a claim for Disability Pension Benefits is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that he files a written request for review with the Plan Administrator within one hundred eighty (180) days after the date on which he received written notification of the denial.

In addition to the requirements for a review of a denial of a claim specified in subsection 11.3(c), a review of a denial of a claim for Disability Pension Benefits shall not afford deference to the initial adverse benefit determination and shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the review, nor a subordinate of such individual.

In reviewing an adverse determination of a claim for disability Pension Benefits, that is based in whole or in part on a medical judgment, the Plan Administrator shall consult with a health care professional who has appropriate experience in the field of medicine involved in the medical judgment. The health care professional engaged for purposes of this consultation shall be an individual who is neither an individual who was consulted in connection with the initial adverse benefit determination that is the subject of the review, nor a subordinate of any such individual. In addition, the Plan Administrator shall provide the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

Within forty-five (45) days after a request for review is received, the review shall be made and the Plan Administrator shall advise the Claimant in writing of the decision on review, unless special circumstances require an extension of time for processing the review. If the Plan Administrator needs such an extension, the Plan Administrator shall furnish a written notice to the Claimant before the termination of the initial forty-five (45) day period. The written notice shall specify the reasons for the extension and when the review shall be completed (provided that such review shall be completed within ninety (90) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review according to the procedures herein outlined, such Claimant shall have no rights to review and shall have no right to bring action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.

SECTION 12

Involuntary Early Retirement Pension

12.1  An individual shall be eligible to receive a supplemental “Involuntary Early Retirement Pension,” as provided below, if each of the following conditions are met: (a) on December 1, 1997, the individual, regardless of whether or not such individual is an Employee, is a salaried or hourly non-union common law employee at the Company’s Bentonville plant, excluding the Plant Manager, hereinafter referred to as “Early Retirement Member;” and (b) the Early Retirement Member’s termination of employment with the Company is not the result of (i) voluntary resignation, including acceptance of another position with the Company or any related company; or (ii) dismissal for cause as determined, in its discretion, by the Company.

12.2  An eligible Early Retirement Member shall receive the supplemental Involuntary Early Retirement Pension described in Section 12.4, commencing as of the Early Retirement Member’s Normal Retirement Date, subject to the conditions below.

12.3  Regardless of his actual years of service, each eligible Early Retirement Member under this Section 12 shall, as of December 1, 1997, be 100% vested in his entire accrued benefit, as determined under the Plan, including the Involuntary Early Retirement Pension.

12.4  The amount of the Involuntary Early Retirement Pension payable to an eligible Early Retirement Member at his Normal Retirement Date shall be determined in accordance with Section 12.4(a). The form of distribution with respect to the Involuntary Early Retirement Pension shall be determined in accordance with Section 12.4(b).

(a)     The amount of the Involuntary Early Retirement Pension payable to an Early Retirement Member at his Normal Retirement Date shall be equal to his Single Sum Value converted to a single life annuity using, for conversion purposes, the 1983 Group Annuity Mortality table and the annual interest rate on thirty (30) year Treasury Bonds for the first full calendar month preceding the first day of the Plan Year during which benefits are to commence.

(b)     For purposes of Section 12.4(a), an Early Retirement Member’s “Single Sum Value” is equal to 1.0392 times the product of the Early Retirement Member’s Earnings Rate and the number of weeks for such Early Retirement Member as determined in Section 12.4(b)(ii).

(i)     “Earnings Rate” is (A) for an Early Retirement Member who is a salaried exempt employee, 23.1% of the Early Retirement Member’s monthly base salary without salary reductions; (B) for an Early Retirement Member who is a salaried non-exempt employee, his weekly base salary without salary reductions; or (C) for an Early Retirement Member who is an hourly employee, the Early Retirement Member’s hourly rate of pay as of December 1, 1997 multiplied by 40 hours.

(ii)     An Early Retirement Member’s number of weeks shall be (A) for an Early Retirement Member who is a salaried exempt employee, based on the following schedule counting continuous service since the Early Retirement Member’s most recent date of hire:

Full Years	Number
of Service	of Weeks
0-1	2
2	4
3	5
4	6
5	7
6	8
8	10
9	11
10	12
11	13
12	14
13	15
14	16
15	17
16	18
17	19
18	20
19	21
20	22
21	23
22	24
23	25
24	26
25	27

and (B) for an Early Retirement Member who is either a salaried non-exempt or an hourly employee, one week for each full year of continuous service since the Early Retirement Member’s most recent date of hire.

12.5  The normal form of distribution for a single Early Retirement Member shall be a single life annuity commencing on his Normal Retirement Date. The normal form of distribution for a married Early Retirement Member shall be a joint and 50% survivor benefit commencing on his Normal Retirement Date.

In lieu of the normal form of distribution, a Member may elect, in accordance with applicable election procedures set forth in the Plan, to receive the Involuntary Early Retirement Pension in:

(a)     A cash single sum distribution of the Actuarial Equivalent of the Early Retirement Member’s Involuntary Early Retirement Pension determined as of the distribution date, in accordance with the mortality and interest rate assumptions specified in Section 12.4(a).

(b)     For a married Early Retirement Member, an immediate joint and 50% survivor annuity commencing on the first day of any month following December 1, 1997 and on or before the Member’s Normal Retirement Date, as elected by the Member, calculated by converting the value of the cash single sum distribution determined above to an immediate joint and 50% survivor annuity using the mortality and interest rate assumptions specified in Section 12.4(a); or (c) For a single Early Retirement Member or a married Early Retirement Member with his spouse’s consent, an immediate single life annuity commencing on the first day of any month following December 1, 1997 and on or before the Member’s Normal Retirement Date, as elected by the Member, calculated by converting the value of the cash single sum distribution determined above to an immediate annuity using the mortality and interest rate assumptions specified in Section 12.4(a). Notwithstanding the foregoing, if as of his termination of employment, (i) an Early Retirement Member is not entitled to any other benefit under the Plan in addition to his Involuntary Early Retirement Pension, and (ii) the amount determined under Section 12.5(a) is less than or equal to $5,000 then the Plan shall as soon as administratively feasible pay such single sum amount to the Early Retirement Member.

IN WITNESS WHEREOF, CTS Corporation has caused the CTS Corporation Salaried Employees’ Pension Plan to be executed by its proper officer duly authorized by its Board of Directors.